[EXECUTION COPY]


                          TRADEMARK SECURITY AGREEMENT

         This TRADEMARK SECURITY AGREEMENT (this "Agreement"), dated as of June 12, 1997, is made between Foamex L.P., a Delaware limited partnership (the "Grantor" or a "Borrower"), and Citicorp USA, Inc., as collateral agent (together with any successor(s) thereto in such capacity, the "Collateral Agent") for each of the Secured Parties;


                              W I T N E S S E T H :

         WHEREAS, pursuant to a Credit Agreement, dated as of June 12, 1997 (as amended, supplemented, amended and restated or modified from time to time, the "Credit Agreement"), among the Grantor, General Felt Industries, Inc., a Delaware corporation (a "Borrower"; and, if together with the Grantor, the "Borrowers"), Trace Foam Company, Inc., a Delaware corporation and general partner of the Grantor, FMXI, Inc., a Delaware corporation and managing general partner of the Grantor, the Lenders, the Issuing Banks and Citicorp USA, Inc., as Collateral Agent for the Lenders and the Issuing Banks and The Bank of Nova Scotia, as Funding Agent for the Lenders and the Issuing Banks, the Lenders and the Issuing Banks have extended Commitments to make Credit Extensions to the Borrowers;

         WHEREAS, in connection with the Credit Agreement, the Grantor has executed and delivered the Foamex Security Agreement, dated as of June 12, 1997 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Security Agreement");

         WHEREAS, as a condition precedent to the making of the Credit Extensions (including the initial Credit Extension) under the Credit Agreement, the Grantor is required to execute and deliver this Agreement and to grant to the Collateral Agent a continuing security interest in all of the Trademark Collateral (as defined below) to secure all Secured Obligations; and

         WHEREAS, the Grantor has duly authorized the execution, delivery and performance of this Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce


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the Lenders and the Issuer to make Credit Extensions (including the initial
Credit Extension) to the Borrowers pursuant to the Credit Agreement, the Grantor agrees, for the benefit of each Secured Party, as follows:

         SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided (or incorporated by reference) in the Security Agreement.

         SECTION 2. Grant of Security Interest. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to secure all of the Secured Obligations, the Grantor does hereby mortgage, pledge and hypothecate to the Collateral Agent, and grant to the Collateral Agent a security interest in, for its benefit and the benefit of each Secured Party, all of the following property (the "Trademark Collateral"), whether now owned or hereafter acquired or existing by it:

                  (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature (all of the foregoing items in this clause (a) being collectively called a "Trademark"), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including those referred to in Item A of Attachment 1 attached hereto;

                  (b) all Trademark licenses, including each Trademark license referred to in Item B of Attachment 1 attached hereto;

                  (c) all reissues, extensions or renewals of any of the items described in clauses (a) and (b);

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                  (d) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) and (b); and

                  (e) all proceeds of, and rights associated with, the foregoing, including any claim by the Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in Item A and Item B of Attachment 1 attached hereto, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license.

         SECTION 3. Security Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of registering the security interest of the Collateral Agent in the Trademark Collateral with the United States Patent and Trademark Office and corresponding offices in other countries of the world. The security interest granted hereby has been granted as a supplement to, and not in limitation of, the security interest granted to the Collateral Agent for its benefit and the benefit of each Secured Party under the Security Agreement. The Security Agreement (and all rights and remedies of the Collateral Agent and each Secured Party thereunder) shall remain in full force and effect in accordance with its terms.

         SECTION 4. Release of Security Interest. Upon payment in full in cash of all Secured Obligations, the termination or expiry of all Letters of Credit and the termination of all Commitments, the Collateral Agent shall, at the Grantor's expense, execute and deliver to the Grantor all instruments and other documents as may be necessary or proper to release the lien on and security interest in the Trademark Collateral which has been granted hereunder.

         SECTION 5. Acknowledgment. The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein.

         SECTION 6. Loan Document, etc. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed,


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administered and applied in accordance with the terms and provisions of the
Credit Agreement.

         SECTION 7. Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.


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                       Foamex Trademark Security Agreement

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

                                     FOAMEX L.P.

                                     By: FMXI, Inc., the Managing
                                         General Partner


                                     By: _______________________
                                     Name: George L. Karpinski
                                     Title: Vice President


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                                     Foamex Trademark Security Agreement


                                     CITICORP USA, INC., as Collateral Agent


                                     By _________________________
                                     Name: Timothy L. Freeman
                                     Title: Attorney-in-Fact


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                                                                    ATTACHMENT 1


Item A.  Trademarks



                              Registered Trademarks

*Country      Trademark     Registration No.       Registration Date

See attached list.